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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE

FROM:             THE ACKERLEY GROUP, INC., (206) 624-2888

Media Contact:    Rosanne Marks, MWW/Savitt, (206) 689-8505

Analyst Contact:  Dan Evans, Jr., Vice President Public Affairs
                  Denis Curley, Co-President and Chief Financial Officer
                  Leon Berman, The MWW Group, 1-800-724-7602
________________________________________________________________________________

      THE ACKERLEY GROUP FINALIZES PURCHASE OF TWO BROADCAST TRANSACTIONS

    Acquisitions further enhance company's Digital CentralCasting Strategy

SEATTLE -- April 13, 1999 -- The Ackerley Group (NYSE: AK), a leading media and entertainment company, today announced it has completed the acquisition of WOKR-TV, the ABC affiliate in Rochester, New York. The company also recently completed the acquisition of KMTR-TV, the NBC affiliate in Eugene, Oregon, on March 16, 1999.

     The purchase of both stations is consistent with the company's acquisition strategy to own or operate stations in contiguous markets in order to realize operating efficiencies, which can then be reinvested into local news. WOKR will now join other stations owned or operated by The Ackerley Group in the Central New York Station Group, including WIXT in Syracuse, WUTR in Utica and WIVT in Binghamton. KMTR will join the North Coast Station Group which includes KMTZ in Coos Bay, Oregon, KMTX in Roseburg, Oregon, KVIQ in Eureka, California and KFTY in Santa Rosa, California.

     Ackerley Group stations in these regional groups are able to participate in Digital CentralCasting, which digitally enhances the quality of the broadcast and also consolidates functions such as operations, traffic, programming and

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accounting between stations.  The savings realized from this consolidation can now be reallocated and reinvested into enhancing the quality and quantity of local news for viewers in Rochester, New York as well as viewers in Eugene, Oregon.

     "We are look forward to delivering the best local news in the market and being a committed community partner," said Denis Curley, Co-President and Chief Financial Officer. "We also look forward to giving our viewers the opportunity to view the highest quality digital programming without having to purchase an expensive digital TV set."

     The Ackerley Group is known for strengthening local news in the markets in which it operates. Stations managed or owned by The Ackerley Group gain greater viewership or become leaders in their markets, because of the company's commitment to provide the most comprehensive local news in a market.

     The Ackerley Group is comprised of four operating segments, which contain a total of 23 independent media and entertainment operations. The Outdoor Media segment includes outdoor advertising in four major metropolitan markets. The Television Broadcasting segment owns, operates under management agreements, or has applications pending with the FCC for 13 stations in California, New York, Washington, Oregon and Alaska. The Radio Broadcasting segment owns and operates four radio stations in the Seattle-Tacoma market, with a transaction pending before the FCC for two additional stations in Alaska. The Sports & Entertainment segment includes Full House Sports & Entertainment, and the NBA's Pacific Division Champion Seattle SuperSonics.

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